EB3 Putnam Absolute Return 100 Fund attachment
April 30, 2013 semi annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,109
Class B		14
Class C
Class M		20

72DD2 (000s omitted)

Class R		2
Class R5
Class R6
Class Y		757

73A1

Class A		0.075
Class B		0.056
Class C
Class M		0.071


73A2

Class R		0.061
Class R5		0.087
Class R6		0.090
Class Y		0.106

74U1 (000s omitted)

Class A		14,493
Class B		270
Class C		3,276
Class M		245

74U2 (000s omitted)

Class R		28
Class R5		1
Class R6		39
Class Y		5,953

74V1

Class A		10.24
Class B		10.20
Class C		10.17
Class M		10.22

74V2

Class R		10.18
Class R5		10.29
Class R6		10.29
Class Y		10.27


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.